Exhibit 10.2

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is made and entered by and between Stone Peach Properties LLC, a Georgia limited liability company (“Stone Peach”), each of the individuals listed in Schedule B (each a “Stone Peach Principal” and, collectively, the “Stone Peach Principals”), and Zura Bio Limited, a Cayman Islands exempted company (“Zura Bio”). Stone Peach, each of the Stone Peach Principals, and Zura Bio are each referred to herein as a “Party” and collectively as the “Parties.” Stone Peach and each Stone Peach Principal are each referred to herein as a “Stone Peach Party” and collectively as the “Stone Peach Parties.”

RECITALS

WHEREAS, Stone Peach contends that the agreements listed in Schedule A (collectively, the “Stone Peach Agreements”) are legitimate and enforceable against Zura Bio or its affiliates;

WHEREAS, Stone Peach and Athanor Capital (“Athanor Capital”) have entered into an agreement dated September 22, 2025 (the “Stone Peach – Athanor Agreement”) whereby Stone Peach conveyed to Athanor Capital certain interests that it contends are based on the agreements listed in Schedule A;

WHEREAS, Zura Bio and Athanor Capital have negotiated and intend to enter into an agreement that will supersede any potential rights of Stone Peach and resolve all potential disputes related thereto between Zura Bio on the one hand, and Athanor Capital (and related Athanor entities) or any of the Stone Peach Parties, on the other hand (the “Settlement Matters”), extinguishing all agreements between Zura Bio and its affiliates and Stone Peach;

WHEREAS, following good faith negotiations, as part of the global resolution between Zura Bio, Athanor Capital, and Stone Peach, the Parties have entered into this Settlement and Release Agreement;

WHEREAS, the Parties desire to fully and finally resolve any and all claims, demands, liabilities, or rights Stone Peach or any of the Stone Peach Principals could assert against Zura Bio or its affiliates, without admission of liability by any Party.

AGREEMENTS, RELEASES AND PROMISES

1.	Effective Date

This Agreement shall be effective on the date it has been executed by all Parties, which is hereinafter referred to as the “Effective Date.”

2.	Full and Final Release by Stone Peach

As a material inducement for, and in consideration of, this Agreement, each Stone Peach Party, on behalf of itself, its predecessors, successors, affiliates, and assigns, and it and its past, present, and future officers, directors, shareholders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with it (together “the Releasing Party”), hereby releases and discharges Zura Bio and its affiliates, together with its predecessors, successors, and assigns and past, present, and future officers, directors, shareholders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with it, and each of them, from all known and unknown charges, including, but not limited to the agreements listed in Schedule A, along with any other complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown (each, a “Claim”) which the Releasing Party has, or may have had, against Zura Bio or its affiliates, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Settlement Matters (the “Released Claims”).

Each Stone Peach Party, as the Releasing Party, acknowledges it may hereafter discover facts different from, or in addition to, those it now believes to be true with respect to the Released Claims. On its own behalf and on behalf of the Releasing Parties, each Stone Peach Party agrees the general release and waiver is effective in all respects notwithstanding such different or additional facts or discovery, and this Agreement contemplates the extinguishment of all such Released Claims. By executing this Agreement, each Stone Peach Party acknowledges the following: (a) it is represented by legal counsel of its own choosing; (b) it has read and fully understands the provisions of California Civil Code § 1542; and (c) it has been specifically advised by legal counsel of the consequences of the above waiver and this Agreement generally.

Each Stone Peach Party, as the Releasing Party, expressly waives the provisions of California Civil Code § 1542, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in their favor at the time of executing the release and that, if known by them, would have materially affected their settlement with the debtor or released party.” The Releasing Party understands and acknowledges the significance and consequences of this specific waiver of Section 1542 and intends this release to be a full and unconditional release of all claims, whether known or unknown.

This Agreement resolves any claim for relief that is or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, damage for interference with contractual or business relations, punitive damages, costs, and attorneys’ fees related to or arising from any action, agreement, matter, or claims.

3.	Termination of Other Agreements

As part of this Agreement, Zura Bio and Stone Peach, agree that, as between Zura Bio and its affiliates and any of the Stone Peach Parties, each of the Stone Peach Agreements in Schedule A are rendered null and void, and unenforceable in part or in whole by any Stone Peach Party. Moreover, the Parties agree that nothing in this Agreement supports the conclusion that the Stone Peach Agreements identified in Schedule A were ever legitimate and enforceable.

4.	Representations and Warranties by the Stone Peach Parties

a.	Each Stone Peach Party represents and warrants that there exist no other contracts, agreements, promises, or other obligations of any kind, between such Stone Peach Party and Zura Bio or its affiliates, other than those identified in this Agreement and those listed in Schedule A.

b.	Each Stone Peach Party represents and warrants that the individuals and entities listed in Schedule B have been the only officers, directors, managers, members, 5% or greater shareholders (or members or security holders of any kind), administrators, or related parties (as that term is defined in 17 CFR § 229.404) of Stone Peach since December 8, 2022, Schedule B properly lists all roles and titles each such person has or held with Stone Peach since December 8, 2022, and that no such individuals or entities have been immediate family members of any Zura Bio director, officer, or manager since December 8, 2022.

c.	Each Stone Peach Party represents and warrants that it does not hold any pre-funded warrants, private warrants, options, shares, units or other equity holding of Zura Bio or its affiliates other than 2,701,543 class A ordinary shares of Zura Bio Limited, par value US$0.0001 per share (Nasdaq: ZURA) as of the date of this Agreement.

d.	Each Stone Peach Party represents and warrants that it has received substantial consideration for entering into this Agreement.

5.	Entire Agreement

This Agreement constitutes the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and communications, whether written or oral, relating to such subject matter.

6.	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to its conflict of law principles. The Parties also agree that the venue of any action to enforce the provisions of this Agreement, or any document executed in connection with this Agreement, shall be in Delaware.

7.	No Right of Rescission

In entering into this Agreement, each Party assumes the risk of any mistake of fact or law. If any Party should later discover that any fact they relied upon in entering into this Agreement is not true, or that their understanding of the facts or law was incorrect, such Party shall not be entitled to seek rescission of this Agreement or revival of any Released Claims by reason of such discovery. This Agreement is intended to be, and is, final and binding upon the Parties regardless of any mistake of fact or law.

8.	Fees and Costs Previously Incurred

Each Party shall be responsible for its own attorneys’ fees and costs previously incurred in connection with the Settlement Matters, this Agreement, or the Released Claims.

9.	Authority to Execute

Each Party acknowledges that they have carefully read and fully understand all of the provisions of this Agreement; that they agree to all of the provisions of this Agreement; that each Party is voluntarily entering into this Agreement; and that each Party has the capacity to enter into this Agreement. The Parties also each represent and declare that in executing this Agreement they have relied upon their own judgment, belief, and knowledge.

Each Party and the person signing on behalf of each Party represents that the person signing this Agreement has the authority to execute this document and thereby bind the Party hereto on whose behalf the person is signing.

10.	Construction of the Agreement

Each of the Parties to this Agreement represents that they have had a full opportunity to participate in the negotiation and drafting of this Agreement and that each Party has entered into this Agreement for reasons of its own and not based upon the representations of any other Party hereto except as expressly set forth in this Agreement.

11.	Invalidity or Unenforceability

In the event that any provision of this Agreement is found to be invalid or unenforceable because it violates any statute, rule, regulation or common law, all other provisions of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the Parties acknowledge and agree that the Release set forth above, is necessary to this Agreement, without which the Parties would not have reached this Agreement.

12.	No Reliance on Parol Evidence or Other Representations

The consideration provided in this Agreement contains the entire consideration to which the Parties will be entitled to exchange for the agreements set forth herein. Except as expressly stated in this Agreement, no Party (or any director, officer, agent, employee, representative or attorney of any Party) has made any statement, representation or warranty to any other Party regarding any fact relied upon in entering into this Agreement, and no Party is relying upon any statement, representation, warranty or promise of any other Party (or any director, officer, agent, employee, representative or attorney of any Party) in executing this Agreement or in making this settlement, except as expressly stated in this Agreement.

13.	Amendment or Modifications

This Agreement may not be altered, amended, modified, or otherwise changed, except by a written agreement executed by a duly authorized representative of each Party.

14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery by electronic means (e.g., PDF or DocuSign) shall be valid and binding.

[Signature pages to follow.]

Dated: December 22, 2025

/s/ Baljit Lehal

Baljit Lehal

Stone Peach Properties, LLC – Director

Dated: December 22, 2025

/s/ Kanwarjeet Tucker

Kanwarjeet Tucker

On behalf of Stone Peach Properties, LLC

Dated: December 22, 2025

/s/ Kanwarjeet Tucker

Kanwarjeet Tucker

Stone Peach Properties, LLC – Director

Dated: December 29, 2025

/s/ Kim Davis

Kim Davis, Interim Chief Executive Officer

Zura Bio Limited

Schedule A

December 8, 2022 Z33 Founder Issuance Agreement between Z33 Bio Inc. and Stone Peach Properties LLC

December 8, 2022 Series Seed Preferred Stock Investment Agreement between Zura Bio Limited and Stone Peach Properties LLC

December 8, 2022 Side Letter Agreement by and between Stone Peach Properties LLC and Zura Bio Limited

December 2022 Confidentiality and Non-Circumvention Agreement by and between Stone Peach Properties LLC and Zura Bio Limited

April 24, 2023 Letter Agreement by and between Stone Peach Properties LLC, Zura Bio Limited, and ZB17 LLC

November 21, 2023 Amendment to Letter Agreements by and between Stone Peach Properties LLC, ZB17 LLC, and Zura Bio Limited

Schedule B

Baljit Lehal – Director (since at least December 8, 2022)

Kanwarjeet Tucker – Director (since at least December 8, 2022)

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